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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 SCHEDULE 13G/A

                                 (RULE 13d-102)

  Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c)
          and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.
                              (Amendment No. 4)(1)

                         FAMOUS DAVE'S OF AMERICA, INC.
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                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
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                         (Title of Class of Securities)

                                   307068 10 6
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                                 (CUSIP Number)

                                DECEMBER 31, 2003
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             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 307068 10 6                 13G                     PAGE 2 OF 6 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        David W. Anderson and Kathryn W. Anderson
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

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  3     SEC Use Only

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  4     Citizenship or Place of Organization

        USA

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    Number of
                           5       Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,631,500
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        0
                           -----------------------------------------------------

     Reporting             8       Shared Dispositive Power

                                   1,631,500
    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,631,500 owned jointly.
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

        13.4%

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 12     Type of Reporting Person (See Instructions)

        IN

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CUSIP NO. 307068 10 6                 13G                     PAGE 3 OF 6 PAGES
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Item 1(a).  Name of Issuer:

FAMOUS DAVE'S OF AMERICA, INC.

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Item 1(b).  Address of Issuer's Principal Executive Offices:

8091 Wallace Road
Eden Prairie, Minnesota 55344

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Item 2(a).  Name of Person Filing:

DAVID W. ANDERSON AND KATHRYN W. ANDERSON

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Item 2(b).  Address of Principal Business Office, or if None, Residence:
8091 Wallace Road
Eden Prairie, Minnesota   55344

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Item 2(c).  Citizenship:

USA

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Item 2(d).  Title of Class of Securities:

COMMON STOCK, $.01 PAR VALUE

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Item 2(e).  CUSIP Number:

307068 10 6

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Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [_]   An employee benefit plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



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CUSIP NO. 307068 10 6                 13G                     PAGE 4 OF 6 PAGES
Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         1,631,500 (Includes 72,000 shares owned by Grand Pine Resorts, Inc., corporation wholly owned by the reporting person, 8,900 of which are subject to options (obligations to sell) granted to employees of Grand Pine Resorts. Also includes an option (obligation to sell) of 250,000 shares granted to a former affiliate of the Issuer.)

         ----------------------------------------------------------------------
     (b) Percent of class:

         13.4%

         ----------------------------------------------------------------------
     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote:             0
                                                        -----------------------
         (ii)  Shared power to vote or to direct the vote:           1,631,500
                                                          ---------------------
         (iii) Sole power to dispose or to direct the disposition of: 0
                                                                     ----------
         (iv)  Shared power to dispose or to direct the disposition of:1,631,500
                                                                       ---------
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Item 5.  Ownership of Five Percent or Less of a Class.

N/A

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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person. N/A

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Item     7. Identification and Classification of the Subsidiary Which Acquired
         the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

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Item 8.  Identification and Classification  of Members of the Group.
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Item 9.  Notice of Dissolution of Group.

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Item 10.  Certifications.


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."



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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 31, 2004                                 /s/ David W. Anderson
                                                     ---------------------------
                                                           David W. Anderson


Dated: January 31, 2004                                /s/ Kathryn W. Anderson
                                                     ---------------------------
                                                          Kathryn W. Anderson

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).



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                                    EXHIBIT A

                                    AGREEMENT
                          TO JOINTLY FILE SCHEDULE 13G

         The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Famous Dave's of America, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: January 31, 2004                                 /s/ David W. Anderson
                                                     ---------------------------
                                                          David W. Anderson


Dated: January 31, 2004                                /s/ Kathryn W. Anderson
                                                     ---------------------------
                                                          Kathryn W. Anderson